Exhibit 91.1

April 21, 2020 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2020

NORTH LIBERTY, IOWA - April 21, 2020 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2020.

Three months ended March 31, 2020:
•Net Income of $13.2 million, and Basic Earnings per Share of $0.16,
•Operating Revenue of $166.3 million, an increase of 19.2% over 2019,
•Operating Income of $17.3 million,
•Operating Ratio of 89.6% and 88.2% Non-GAAP Adjusted Operating Ratio(1),
•Cash Balance of $64.2 million and Stockholders' Equity of $684.7 million,
•Debt-Free Balance Sheet.

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three months ended March 31, 2020 showed strength in terms of profit and overall operating efficiency during these challenging times we face currently as a company and a country. We are most proud of our drivers and our team of employees that support them through these uncertain times. Because of our drivers and our collective support team, the financial results delivered consist of sequential revenue growth during the last four consecutive quarters, excluding the impacts of fuel, and an operating ratio average of 85.4% over that same period. The strong profitability in the current quarter was delivered without the benefit of the positive effects of gains on sale of revenue equipment that were present in our financial results in prior quarters. We reported $64.2 million of cash on hand after the significant payments to complete the acquisition of Millis Transfer and to pay off all of the acquired debt during the last four months of 2019. In addition, we continued to refresh our fleet of revenue equipment ($18.1 million) and capital projects across our network of terminal locations ($21.6 million) during the first quarter of 2020 to ensure our drivers have comforts and amenities available to them when they are away from home. Our ability to generate and preserve cash from operations and disciplined operating decisions has served us well over the past 40+ years as a company. We remain committed to that strategy. We believe Heartland Express is well positioned to navigate a volatile freight market, changing customer needs and relationships, and an uncertain economic landscape in the months ahead. We thank the truck drivers of America for keeping the flow of critical goods moving during this challenging time."

Financial Results

Heartland Express ended the first quarter of 2020 with operating revenues of $166.3 million, compared to $139.5 million in the first quarter of 2019, an increase of $26.8 million, (19.2%). Operating revenues for the quarter included fuel surcharge revenues of $19.5 million, compared to $17.0 million in the same period of 2019, a $2.5 million increase. Operating revenues increased 19.9%, excluding the impact of fuel surcharge revenues(1), and increased sequentially during the last four quarters. Net income was $13.2 million, compared to $17.3 million in the first quarter of 2019, a decrease of $4.1 million (23.6%), driven primarily by $4.1 million less gains on sale of revenue equipment in 2020. Basic earnings per share were $0.16 during the quarter, compared to $0.21 basic earnings per share in the first quarter of 2019. Operating income for the three month period ended March 31, 2020 decreased $3.5 million primarily due to lower gains on sale of revenue equipment partially offset by the operating income of Millis Transfer as compared to the same three month period in 2019. The Company posted an operating ratio of 89.6%, non-GAAP adjusted operating ratio(1) of 88.2%, and a 8.0% net margin (net income as a percentage of operating revenues) in the first quarter of 2020 compared to 85.1%, 83.0%, and 12.4%, respectively, in the first quarter of 2019. We expect to record gains on sale of revenue equipment of approximately $10 to $12 million primarily in the third and fourth quarters of 2020.

Balance Sheet, Liquidity, and Capital Expenditures

At March 31, 2020, the Company had $64.2 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $89.7 million in available borrowing capacity on the line of credit at March 31, 2020 after consideration of $10.3 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $913.3 million and stockholders' equity of $684.7 million.

Net cash flows from operations for the first three months of 2020 were $40.1 million, 24.1% of operating revenue. The primary use of net cash generated from operations during the three month period ended March 31, 2020 was $18.1 million for net revenue equipment transactions, $21.6 million for terminal projects, $12.3 million for the repurchase of our common stock, and $1.6 million for dividends. The average age of the Company's tractor fleet was 2.0 years as of March 31, 2020 compared to 1.4 years at March 31, 2019. The average age of the Company's trailer fleet was 3.8 years at March 31, 2020 compared to 3.5 years at March 31, 2019. The Company currently anticipates a total of approximately $85 to $95 million in net capital expenditures for the remainder of calendar year 2020. The Company ended the past twelve months with a return on total assets of 7.6% and a 10.2% return on equity.
The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the three months ended March 31, 2020. The Company has now paid cumulative cash dividends of $485.5 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-seven consecutive quarters since 2003. During the three months ended March 31, 2020, the Company purchased 710,376 shares of our common stock for $12.3 million. Our outstanding shares at March 31, 2020 were 81.3 million shares. A total of 6.8 million shares of common stock have been repurchased for $126.1 million over the past five years.

Other Information

During the first quarter of 2020, we continued to deliver award-winning service and safety to our customers as evidenced by the following awards received:

•Unilever - 2019 Carrier of the Year
•DHL - 2019 National Truckload Carrier of the Year
•BP Driving Safety Standards Award 2019

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
OPERATING REVENUE	$166,318	$139,536

OPERATING EXPENSES:
Salaries, wages, and benefits	$70,254	$53,796
Rent and purchased transportation	1,608	2,412
Fuel	25,941	23,180
Operations and maintenance	6,800	5,845
Operating taxes and licenses	3,842	3,891
Insurance and claims	5,354	4,789
Communications and utilities	1,421	1,223
Depreciation and amortization	26,634	22,227
Other operating expenses	6,909	5,171
Loss (gain) on disposal of property and equipment	229	(3,841)

	148,992	118,693

Operating income	17,326	20,843

Interest income	377	1,145

Income before income taxes	17,703	21,988

Federal and state income taxes	4,465	4,670

Net income	$13,238	$17,318

Earnings per share
Basic	$0.16	$0.21
Diluted	$0.16	$0.21

Weighted average shares outstanding
Basic	81,870	81,936
Diluted	81,945	81,956

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2020	2019
CURRENT ASSETS
Cash and cash equivalents	$64,183	$76,684
Trade receivables, net	62,849	56,753
Prepaid tires	8,100	9,107
Other current assets	10,996	8,947
Income tax receivable	3,132	323
Total current assets	149,260	151,814

PROPERTY AND EQUIPMENT	784,237	739,143
Less accumulated depreciation	238,521	212,856
	545,716	526,287
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	26,538	27,136
DEFERRED INCOME TAXES, NET	5,298	6,006
OTHER ASSETS	18,184	19,393
	$913,291	$898,931
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$18,112	$11,060
Compensation and benefits	25,078	24,712
Insurance accruals	17,364	17,584
Other accruals	11,165	10,051
Total current liabilities	71,719	63,407
LONG-TERM LIABILITIES
Income taxes payable	5,798	5,956
Deferred income taxes, net	100,531	93,698
Insurance accruals less current portion	50,555	51,211
Total long-term liabilities	156,884	150,865
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2020 and 2019; outstanding 81,345 and 82,028 in 2020 and 2019, respectively	907	907
Additional paid-in capital	4,432	4,141
Retained earnings	838,276	826,666
Treasury stock, at cost; 9,344 and 8,661 in 2020 and 2019, respectively	(158,927)	(147,055)
	684,688	684,659
	$913,291	$898,931

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2020	2019
	(Unaudited, in thousands)

Operating revenue	$166,318	$139,536
Less: Fuel surcharge revenue	19,465	17,016
Operating revenue, excluding fuel surcharge revenue	146,853	122,520

Operating expenses	148,992	118,693
Less: Fuel surcharge revenue	19,465	17,016
Adjusted operating expenses	129,527	101,677

Operating income	$17,326	$20,843
Operating ratio	89.6%	85.1%
Adjusted operating ratio	88.2%	83.0%

(a) Operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.